Exhibit 99.1

Company Contact:	Lankford Wade
Senior Vice President & Treasurer
HealthSpring, Inc.
(615) 236-6200
HealthSpring, Inc. Reports 2008 Fourth Quarter and Full-Year Results
and Provides Guidance for 2009
NASHVILLE, Tenn. (February 10, 2009) — HealthSpring, Inc. (NYSE:HS) today announced its results for the fourth quarter and year ended December 31, 2008. The results of Leon Medical Center Health Plans, Inc. (“LMC Health Plans”) are included in our results from October 1, 2007, the date of acquisition by the Company. Highlights included:
•	Net income in the 2008 fourth quarter of $28.3 million, or $0.51 per diluted share, compared with $26.2 million, or $0.46 per diluted share, in the 2007 fourth quarter. EPS for the fourth quarter of 2008 and 2007 includes $0.08 and $0.15, respectively, related to changes in estimates for current-year retroactive risk adjustment settlements related to earlier quarters.

•	Full-year EPS of $2.12, compared with $1.51 for 2007, an increase of 40.4%. Full-year EPS for 2008 includes $0.24 related to changes in estimates recorded in the first half of 2008 for 2007 final retroactive risk payments.

•	Medicare premium revenue in the 2008 fourth quarter of $528.4 million, up 18.5% over the 2007 fourth quarter.

•	Medicare premium revenue for the year of $2.1 billion, an increase of 44.3% over 2007.

•	Medicare Advantage membership of 162,082 and stand-alone PDP membership of 282,429 at December 31, 2008.
Commenting on the 2008 results, Herb Fritch, Chairman and Chief Executive Officer, said, “HealthSpring had a record year on many fronts in 2008, including membership, revenue, and earnings.  Despite disappointing results in our PDP operations, we achieved a 40% year-over-year increase in earnings per share, which was substantially higher than we expected when the year began.  Moreover, new additions to our management team, a full year of operating together with LMC Health Plans in Florida, and significant progress in further engaging our physician partners in 2008 positions us well for the current political and economic environment.  As reflected in membership increases during the 2009 open enrollment period, we believe our products are becoming increasingly compelling as a cost-savings alternative to fee-for-service Medicare, particular in light of current economic conditions.  We believe that our value proposition and focus on quality of care improvement will resonate in the coming political debate over the future of Medicare Advantage funding.”
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
Fourth Quarter Results
($in thousands, except per share amounts)

	Three Months Ended
	December 31,		Percent
	2008	2007	Change
Medicare premium revenue	$528,443	$446,095	18.5%
Total revenue	540,838	468,557	15.4
Medicare medical expense	414,984	348,533	19.1
Total medical expense	415,849	358,261	16.1
Net income	28,312	26,203	8.0
Net income per common share — diluted	0.51	0.46	10.9
Fourth Quarter Operating Highlights
Revenue
•	Medicare Advantage (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) premiums were $472.1 million for the 2008 fourth quarter, an increase of 13.1% over the 2007 fourth quarter. The higher premiums in the 2008 fourth quarter were attributable to increases in both membership and per member per month, or “PMPM,” premium rates.

•	Stand-alone PDP premium revenue was $56.4 million for the 2008 fourth quarter, an increase of 96.7% compared with the 2007 fourth quarter. The increase in revenue is primarily the result of increased membership, which was 282,429 at the 2008 fourth quarter-end compared with 139,212 at the end of the 2007 fourth quarter.
Medical Expense
•	Medicare Advantage medical loss ratio (“MLR”) was 78.9% for the 2008 fourth quarter, compared with 78.1% for the prior year’s fourth quarter. The impact from risk adjustment payments relating to prior periods was favorable by 1.8% and 1.4%, respectively, on the 2008 and 2007 fourth quarters. The 2008 fourth quarter MLR was negatively affected by higher inpatient utilization.

•	PDP MLR was 75.8% for the 2008 fourth quarter compared with 78.7% for the 2007 fourth quarter. Notwithstanding the favorable comparison with the prior year, the 2008 fourth quarter PDP MLR was worse than the Company’s expectations and was significantly affected by higher member turnover and late-year auto-assignments of members.
Selling, General & Administrative (SG&A) Expense
•	SG&A expense increased $13.9 million in the 2008 fourth quarter compared with the same period last year and represented 12.7% of total revenue in the 2008 fourth quarter compared with 11.7% of total revenue in the 2007 fourth quarter. Fourth quarter 2008 increases as a percent of total revenue were primarily attributable to higher selling costs and printing and mailing costs primarily related to the annual enrollment period for 2009.
Interest Expense
•	Interest expense in the 2008 fourth quarter decreased $2.5 million compared with the 2007 fourth quarter as a result of lower effective interest rates and lower average principal balances outstanding.

•	The Company’s weighted average effective interest rate (inclusive of the amortization of deferred financing costs) for the three and twelve months ended December 31, 2008, was 6.5% and 6.6%, respectively.
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
Full-Year Results
($in thousands, except per share amounts)

	Year Ended
	December 31,		Percent
	2008	2007	Change
Medicare premium revenue	$2,135,548	$1,479,576	44.3%
Total revenue	2,188,320	1,575,125	38.9
Medicare medical expense	1,702,745	1,187,331	43.4
Total medical expense	1,707,891	1,225,993	39.3
Net income	118,952	86,460	37.6
Net income per common share — diluted	2.12	1.51	40.4
Full-Year 2008 Operating Highlights
•	Medicare Advantage premiums were $1.9 billion for 2008, an increase of 37.1% over the prior year. The 2008 premiums include changes in estimates for 2007 final retroactive risk adjustment payments of $29.4 million, recorded in the first and second quarters of 2008. These changes in estimates had a favorable impact on net income of $13.4 million, or $0.24 per share in 2008. PDP premiums were $265.5 million, an increase of 128.9% over the prior year, primarily as a result of the increase in PDP membership.

•	Medicare Advantage MLR was 78.3% for 2008 compared with 79.7% for the prior year. The 2008 MLR includes the impact of the risk adjustment payments and the costs of the related risk-sharing arrangements. Adjusting for out-of-period risk adjustment payments, the Medicare Advantage MLR was 79.1% in 2008 and essentially flat with 2007, as similarly adjusted.

•	The Company’s PDP MLR was 89.6% for 2008 and 86.3% for 2007. The deterioration in PDP MLR was primarily the result of higher-than-expected member turnover and the timing of member auto-assignments during the year, resulting in an increase in the Company’s share of total pharmacy costs for the year.

•	SG&A expense as a percent of total revenue was 11.3% for 2008 compared with 11.8% for 2007.

•	Depreciation and amortization expense increased $12.3 million in 2008 compared with 2007 primarily as a result of increases in the amortization of intangible assets in 2008 related to the LMC Health Plans. This increase was the result of incurring a full year of amortization expense in 2008 compared with only three months in 2007.

•	Interest expense increased $11.7 million in 2008 compared with 2007 as a result of having LMC Health Plans acquisition debt outstanding for the full year in 2008 compared with only three months in 2007.
Balance Sheet Highlights
•	At December 31, 2008, the Company’s cash and cash equivalents were $282.2 million, $31.4 million of which was held at unregulated subsidiaries.

•	Total debt outstanding was $268.0 million at December 31, 2008, compared with $296.3 million at December 31, 2007. There were no borrowings outstanding under the Company’s revolving credit facility at December 31, 2008.

•	For the year, net cash provided by operating activities was $162.4 million, or 1.4x net income, compared with $72.8 million, or 0.8x net income, for 2007.

•	Days in claims payable totaled 41 at the end of 2008, compared with 39 at the end of 2007.

•	Funds due (held) for the benefit of Part D members at December 31, 2008, consisted of a $40.2 million current asset compared with a current liability of $82.2 million at December 31, 2007. The Company expects to settle such funds due from CMS in the second half of 2009.
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
•	During the fourth quarter of 2008, the Company repurchased approximately 1.2 million shares of its common stock for $18.9 million, or an average cost of $15.33 per share, under its $50.0 million stock repurchase program. Full-year repurchases totaled approximately 2.8 million shares for $47.3 million, or an average cost of $16.65 per share. Weighted average shares outstanding for 2008 decreased to 56.0 million compared with 57.3 million in 2007.
Outlook
•	EPS: The Company expects its 2009 diluted earnings per share to be in the range of $2.00 to $2.20 on weighted average shares outstanding of approximately 55.3 million. Estimates for 2009 compare with adjusted earnings per share for 2008 of $1.88 (calculated as reported earnings per share of $2.12 less $0.24 per share related to changes in estimates recorded in 2008 for 2007 final retroactive risk payments).

•	Membership: The Company expects Medicare Advantage membership to be in the range of 177,000 to 182,000 at the end of 2009. The Company estimates PDP membership to be in the range of 320,000 to 330,000 at the end of 2009.

•	Revenue: The Company estimates that 2009 total revenue will be between $2.5 billion and $2.6 billion.

•	MLRs: The Company estimates that Medicare Advantage (including MA-PD) full-year MLR will be in the range of 80.5% to 81.5% for 2009. The Company estimates stand-alone PDP MLR to be in the range of 86.0% to 87.0% for the year.

•	SG&A: The Company estimates that selling, general and administrative expense will be approximately 11.0% of total revenue for 2009.
Conference Call
A live audio webcast of the conference call regarding fourth quarter and full-year results will begin at 5:00 p.m. ET on Tuesday, February 10, 2009. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-0944, confirmation number 4831122. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest coordinated care plans whose primary focus is the Medicare Advantage market. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Illinois, Mississippi, Tennessee and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding the relative attractiveness of the Company’s plan benefits and products; the state of the political environment and the potential impact of legislative and regulatory changes; explanations for medical services and prescription drug cost trends; estimates of retroactive risk adjustments and settlements of amounts with CMS; and revenue, earnings, MLR, SG&A, and membership guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in membership enrollment and dis-enrollment patterns; legislative and regulatory actions or changes, including changes in the design of the Medicare program and changes in Medicare funding and premium rates; changes in utilization of medical services; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; the Company’s ability to estimate assets and liabilities with respect to funds provided by CMS and held and administered for the benefit of members; increasing competition from other MA, MA-PD, PDP, and PFFS plan offerings; the Company’s ability to accurately estimate incurred but not reported medical claims; challenges to integrating its Florida plan acquisition; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs and liabilities associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s Quarterly Reports on Form 10-Q.
Supplemental Information
1. Membership

	Dec. 31,	Dec. 31,	Percent
	2008	2007	Change
Medicare Advantage Membership:
Tennessee	49,933	50,510	(1.1)%
Texas	43,889	36,661	19.7
Alabama	29,022	30,600	(5.2)
Florida	27,568	25,946	6.3
Illinois	9,245	8,639	7.0
Mississippi	2,425	841	188.3

Total	162,082	153,197	5.8%

PDP Membership:	282,429	139,212	102.9%

Commercial Membership:
Tennessee	—	11,046	(100.0)%
Alabama	895	755	18.5

Total	895	11,801	(92.4)%

2009 Medicare Membership:
Total MA membership was 169,491, according to the February CMS plan payment report.
PDP membership per the February plan payment report was 282,959.
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
(Unaudited, $in thousands)	2008	2007	2006
Balance at beginning of period	$154,510	$122,778	$82,645

Acquisition of LMC Health Plans	—	16,588	—

Incurred related to:
Current period	1,719,769	1,245,271	1,017,100
Prior period (1)	(11,878)	(19,278)	(8,574)

Total incurred	1,707,891	1,225,993	1,008,526

Paid related to:
Current period	1,531,876	1,108,949	894,684
Prior period	140,381	101,900	73,709

Total paid	1,672,257	1,210,849	968,393

Balance at the end of the period	$190,144	$154,510	$122,778

(1)	Amounts incurred related to prior years vary from previously estimated liabilities as the benefit claims ultimately are settled. The negative amounts reported in the table above for incurred related to prior periods result from claims being ultimately settled for amounts less than estimated as of the respective year-ends.
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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$282,240	$324,090
Accounts receivable, net	74,398	59,027
Investment securities available for sale	3,259	24,746
Investment securities held to maturity	24,750	16,594
Funds due for the benefit of members	40,212	—
Deferred income taxes	4,198	2,295
Prepaid expenses and other	6,560	4,913

Total current assets	435,617	431,665
Investment securities available for sale	30,463	39,905
Investment securities held to maturity	20,086	10,105
Property and equipment, net	26,842	24,116
Goodwill	590,016	588,001
Intangible assets, net	221,227	235,893
Restricted investments	11,648	10,095
Other	8,878	11,293

Total assets	$1,344,777	$1,351,073

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$190,144	$154,510
Accounts payable, accrued expenses and other	35,050	27,489
Funds held for the benefit of members	—	82,231
Risk corridor payable to CMS	1,419	22,363
Current portion of long-term debt	32,277	18,750

Total current liabilities	258,890	305,343
Deferred income taxes	89,615	90,552
Long-term debt, less current portion	235,736	277,500
Other long-term liabilities	9,658	6,323

Total liabilities	593,899	679,718

Stockholders’ equity:
Common stock	578	576
Additional paid in capital	504,367	494,626
Retained earnings	295,170	176,218
Accumulated other comprehensive loss, net	(1,955)	—
Treasury stock	(47,282)	(65)

Total stockholders’ equity	750,878	671,355

Total liabilities and stockholders’ equity	$1,344,777	$1,351,073

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HS Reports Fourth Quarter, Year-end Results

February 10, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Premium:
Medicare	$528,443	$446,095	$2,135,548	$1,479,576
Commercial	798	10,423	5,144	46,648

Total premium revenue	529,241	456,518	2,140,692	1,526,224
Management and other fees	8,546	6,068	32,602	24,958
Investment income	3,051	5,971	15,026	23,943

Total revenue	540,838	468,557	2,188,320	1,575,125

Operating expenses:
Medical expense:
Medicare	414,984	348,533	1,702,745	1,187,331
Commercial	865	9,728	5,146	38,662

Total medical expense	415,849	358,261	1,707,891	1,225,993
Selling, general and administrative	68,781	54,840	246,294	186,154
Depreciation and amortization	7,267	7,369	28,547	16,220
Impairment of intangible assets	—	—	—	4,537
Interest expense	4,611	7,109	19,124	7,466

Total operating expenses	496,508	427,579	2,001,856	1,440,370

Income before income taxes	44,330	40,978	186,464	134,755
Income taxes	(16,018)	(14,775)	(67,512)	(48,295)

Net income	$28,312	$26,203	$118,952	$86,460

Net Income per common share:
Basic	$0.51	$0.46	$2.13	$1.51

Diluted	$0.51	$0.46	$2.12	$1.51

Weighted average common shares outstanding:
Basic	55,210,958	57,262,303	55,904,246	57,249,252

Diluted	55,309,135	57,359,389	56,005,102	57,348,196

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HS Reports Fourth Quarter,Year-end Results

February 10, 2009
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in housands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$28,312	$26,203	$118,952	$86,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,267	7,369	28,547	16,220
Impairment of intangible assets	—	—	—	4,537
Amortization of deferred financing cost	602	601	2,442	752
Equity in earnings of unconsolidated affiliate	(76)	(82)	(433)	(357)
Stock-based compensation	2,009	2,518	8,731	8,600
Deferred tax benefit	(2,288)	(519)	(1,608)	(2,554)
Write off of deferred financing cost	—	651	—	651
Tax shortfall from stock award transactions	(234)	—	(234)	—
Increase (decrease) in cash (exclusive of acquisitions) due to:
Accounts receivable	(16,858)	(22,050)	(12,861)	(41,428)
Prepaid expenses and other current assets	(243)	1,388	(1,526)	(513)
Medical claims liability	6,064	18,985	35,634	15,144
Accounts payable, accrued expenses and other current liabilities	(2,033)	1,575	6,997	(6,948)
Deferred revenue	—	(349)	—	(62)
Risk corridor payable to CMS	(12,150)	(25,106)	(20,945)	(8,755)
Other	(499)	547	(1,272)	1,005

Net cash provided by operating activities	9,873	11,731	162,424	72,752

Cash flows from investing activities:
Purchases of property and equipment	(3,710)	(5,073)	(12,096)	(15,886)
Acquisitions, net of cash acquired	—	(305,799)	(7,200)	(317,799)
Purchases of investment securities	(11,225)	(14,547)	(52,406)	(83,966)
Sales/ maturities of investment securities	14,021	3,382	65,317	30,616
Purchases of restricted investments	(1,000)	(1,650)	(1,553)	(2,517)
Distributions from affiliates	155	141	464	357

Net cash used in investing activities	(1,759)	(323,546)	(7,474)	(389,195)

Cash flows from financing activities:
Funds received for the benefit of members	137,275	—	516,225	336,472
Funds withdrawn for the benefit of members	(264,110)	—	(638,667)	(321,035)
Funds received for the benefit of members, net	—	(59,903)	—	—
Proceeds from the issuance of debt	—	300,000	—	300,000
Payments on long-term debt	(7,243)	(3,750)	(28,237)	(3,750)
Excess tax benefit from stock options	84	2	84	2
Proceeds from stock option exercises	—	21	1,011	1,023
Purchase of treasury stock	(19,068)	—	(47,216)	(12)
Deferred financing cost	—	(10,293)	—	(10,610)

Net cash (used in) provided by financing activities	(153,062)	226,077	(196,800)	302,090

Net decrease in cash and cash equivalents	(144,948)	(85,738)	(41,850)	(14,353)

Cash and cash equivalents at beginning of period	427,188	409,828	324,090	338,443

Cash and cash equivalents at end of period	$282,240	$324,090	$282,240	$324,090

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